EXHIBIT 99.2


 CLASSIC COMMUNICATIONS, INC. COMPLETES STAR CABLE ACQUISITION; CLOSES $225 MILLION SENIOR SUBORDINATED DEBT OFFERING

 AUSTIN, Tex., Feb. 16 /PRNewswire/ -- Classic Communications, Inc. (Nasdaq:
 CLSC), announced today that it has completed the previously announced acquisition of Star Cable Associates ("Star") for approximately $110 million in cash and 555,555 shares of Class A common stock. Star owns and operates cable television systems serving approximately 57,000 subscribers in Texas, Louisiana and Ohio.

 Additionally, the Company announced today that its wholly-owned subsidiary, Classic Cable, Inc., has completed a private offering under Rule 144A of $225 million of Senior Subordinated Notes due 2010. The notes were priced at par with a 10.50% coupon.

 The new debt issue, the size of which was increased to $225 million from $175 million, will not be and has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. Classic used the proceeds of the offering to fund a portion of the acquisition of Star, to repay a portion of indebtedness under its senior credit facility, and repurchase approximately $33 million of Classic Cable's 9 7/8% Senior Subordinated Notes due 2008.

 Classic Communications, Inc., based in Austin, Texas, has approximately 413,000 subscribers, pro forma for the Star acquisition, in non-metropolitan markets in Texas, Kansas, Oklahoma, Nebraska, Missouri, Arkansas, Louisiana, Colorado, Ohio and New Mexico. Classic trades on the Nasdaq under the trading symbol "CLSC."

 This release contains statements that constitute forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk uncertainties including those described in our filings with the SEC, and that the actual results or developments may differ materially from those in the forward-looking statements as a result of various factors. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise any forward-looking statement.

 SOURCE Classic Communications, Inc.

 CONTACT: Bryan D. Noteboom of Classic Communications, Inc., 512-476-9095, Noteboom@classic-cable.com; or Ryan Barr, barr@braincomm.com or Ann Travers, travers@braincomm.com, both of Brainerd Communicators, Inc., 212-986-6667.